Exhibit 10.29

Executive Employment Letter

January 28, 2003

Mr. Robert A. Cascella

141 Opening Hill Road

Madison, CT 06443

Dear Rob,

I am pleased to offer you the position of Chief Operating Officer, COO for Hologic Inc. In this position you will report directly to Jack Cumming, Chairman & CEO. You will be expected to relocate to the Boston area during the next six months.

The following benefits are associated with the position:

Salary:	$9,230.77 per bi-weekly pay period
( $240,000 annually)

1.	Stock: option to purchase 75,000 shares of currently authorized Company stock, subject to Board of Director approval, based on the price set at the close of business on your first day of employment. (We will also request approval for an additional 25,000 shares on or around October, 2003.) This option, which we believe will represent a valuable equity position in Hologic, will vest at a rate of 25% per year, beginning at the end of the first year of your employment. A detailed stock option agreement will be provided to you shortly after you begin work.

2.	You will be eligible for participation in FY03 Executive Bonus Program.

3.	A $600.00 per month car allowance.

4.	Life insurance in an amount equal to twice your annual salary to a maximum of $230,000, paid for in full by the company.

5.	Medical and Dental insurance for you and your dependents. Options include a choice between Blue Cross Blue Shield New England (HMO) and Blue Cross Blue Shield /Preferred Provider Option (PPO). Employees contribute 25% of the cost of the plan they choose while Hologic contributes 75%. During your first week of employment, you will receive information and rates on both plans. There is no waiting period for participation in this plan.

6.	Dental insurance (Delta Dental) contributions for single coverage are $3.56 per pay period and family coverage at $9.91 per pay period. A modified family plan (includes only the employee plus one dependent) is also available for $6.76 per pay period.

7.	Long-term disability insurance in the amount of 60% of your base salary, with the payments beginning 3 months after the start of the disability.

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8.	Three weeks paid vacation and ten paid holidays per year.

9.	The right to participate in the Company’s 401(k) Savings and Retirement plan following three (3) months of employment.

10.	Participation in the Company’s Performance-Bonus (profit sharing) plan following three (3) months of employment.

11.	Participation in the Company’s Employee Stock Purchase Plan, after three(3) months of employment.

12.	By signing below, you agree that to the best of your knowledge, you are not under any formal non-compete agreement with your previous employer. In addition, you will return all former employers confidential and proprietary/information associated with your former place of business prior to joining Hologic, Inc. and that you will not use any prior confidential or proprietary information during the course of your employment with Hologic.

To indicate your acceptance of this offer and confirm your exact starting date, please sign below where indicated, return to Human Resources at our Bedford address no later than January 31, 2003. OR you may fax your acceptance to Human Resources @ 781-275-7090.

We look forward to you joining us on or before February 24, 2003 and to working together to make Hologic an exciting and remunerative place to work.

Sincerely,	Accepted by

/s/ David J. Brady	/s/ Robert A. Cascella
David J. Brady	Robert A. Cascella
VP, Human Resources

Start Date:
February 17, 2003

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